Exhibit 10.18

LICENSE AGREEMENT

THIS LICENSE AGREEMENT dated as of March 11, 2010 (this “Agreement”), is entered into among and between SMART PERSONALIZED MEDICINE, LLC al Delaware corporation (“SPM”), having a place of business at 203 NE Front Street, Suite 101, Milford, Kent County, Delaware 19963, HEALTH DISCOVERY CORPORATION, a Georgia corporation (“HDC”) having a place of business at 2 East Bryan Street, Suite 601, Savannah, GA 31401, and QUEST DIAGNOSTICS, INCORPORATED, a Delaware corporation (“QUEST”), having a place of business at 3 Giralda Farms, Madison, New Jersey 07940 (each, a “Party,” and collectively, the “Parties”).

RECITALS:

WHEREAS, HDC is the owner of intellectual property, including patents, pending and issued, and know-how, all relating to support vector machine (“SVM”) and other learning machine technology, based upon which it has developed, or is engaged in developing, applications including, inter alia, digital image analysis, biomarker discovery, and gene- and protein-based diagnostic and prognostic testing; and

WHEREAS, HDC and SPM entered into a License Agreement dated August 22, 2008 (the “HDC License Agreement,” a copy of which is attached hereto as Exhibit D) pursuant to which HDC licensed its intellectual property, hereinafter referred to as the “Licensed Technology” (as further defined in the HDC License Agreement) to SPM for use in the Field of Use (as defined in the HDC License Agreement) for development of breast cancer Product(s)) (the “Development Technology”); and

WHEREAS, SPM entered into a Sponsored Research Agreement (the “Sponsored Research Agreement”, incorporated herein by reference) dated May 1, 2009 with The University of Texas, M.D. Anderson Cancer Center (“MD Anderson”), a member institution of The University of Texas System, pursuant to which MD Anderson and SPM agreed to undertake a Research Project to develop a statistical database (the “Database”), under which agreement, among other things, SPM would have the exclusive option to develop and commercialize any inventions arising out of the Research Project; and

WHEREAS, concurrently with the execution of this License Agreement, SPM, HDC and QUEST are entering into a Development Agreement (the “Development Agreement”), which is incorporated herein by reference, for development of the Database and applications in the Field (as defined therein), using any or all of the data from the Database and the Development Technology for commercialization.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Any capitalized terms used but not defined herein shall have the meaning specified in the Development Agreement. For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below: i

1.1           “Combination Use” means a Licensed Product that is sold together in combination with one (1) or more products, processes or services which are not Licensed Products or Licensed Uses.

1.2           “First Commercial Sale” shall mean, with respect to any Product, the first sale or use of such Product producing revenue in any form whatsoever to QUEST.

1.3           “Licensed Patent Rights” shall mean, to the extent required for the utilization of the Development Technology, (a) those issued patents and patent applications listed op Exhibit A hereto which include the Development Technology and which are owned by HDC and licensed to SPM; (b) all patents that have issued or in the future shall issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions or additions to any such patent applications and patents to the extent that the patents and/or patent applications cover use of the Development Technology within the Field, and any Product Inventions.

1.4           “Licensed Product” shall mean each developed Product(s) or individual test components in the Product derived from data in the Database for which QUEST Issues a Commercialization Notice under the Development Agreement and licenses hereunder.

1.5           “Net Sales” shall mean:

1.5.1         with respect to the sale of Licensed Products that are not IVD kits (see Section 6.4.4 below) developed in any way using the Database, the sales price invoiced to Third Parties of any and all Licensed Products by QUEST that is sold by QUEST and/or its Affiliates, less the following items as applicable to such Licensed Products to the extent actually allowed and taken: (a) contractual allowances required by Medicare, MediCal, and Medicaid; (b) charges for shipping and insurance; (c) discounts customary in the trade; (d) credits or refunds; and (e) bad debt up to 6% of Net Sales (collectively, the “Adjustments”); and

1.5.2         with respect to Combination Uses, the sales price invoiced to Third Parties of such Combination Uses sold or performed by QUEST and/or its Affiliates, less: the Adjustments multiplied by the fraction A/A+B, where A is the reasonable list price of the Licensed Product, individual component of the Licensed Product sold separately during the royalty period in question, and B is the reasonable list price of the other separate diagnostic products, processes or services which are not Licensed Products, and in no way was developed using the Database, sold separately during the royalty period in question.

1.6           “Royalty Term” shall mean, with respect to each Licensed Product, the term for which a Valid Patent Claim remains in effect which would be infringed by the manufacture, use, offer for sale, sale or import of such Licensed Product but for the license granted by this Agreement.

1.7           “Valid Patent Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application or (c) a pending application filed or patent issued in connection with the development of or in connection with any Product(s).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SPM

SPM hereby represents and warrants to QUEST and HDC as follows:

2.1           Corporate Existence and Power.  SPM (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the limited liability company power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

2.2           Authorization and Enforcement of Obligations.  SPM (a) has the limited liability power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all necessary limited liability action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of SPM, and constitutes a legal, valid, binding obligation, enforceable against SPM in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights generally.

2.3           No Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by SPM in connection with this Agreement will be obtained by SPM upon the execution of this Agreement.

2.4           Rights in Development Technology.  SPM is the legal and beneficial licensee of the Development Technology from HDC.  SPM has not granted rights to any Person except for those granted hereunder to QUEST with respect to the Development Technology.

2.5           No Infringement.  SPM has no actual knowledge (without any independent investigation) that the use of the Development Technology or the granting of a sublicense to practice the Development Technology in the Field violates, infringes or otherwise conflicts or interferes with any patent or any other intellectual property or proprietary right of any Third Party.  To the best of SPM’s actual knowledge, no Third Party is currently infringing upon the Development Technology in the Field.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF QUEST

QUEST hereby represents and warrants to SPM and HDC as follows:

3.1           Corporate Existence and Power.  QUEST (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carryon its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

3.2           Authorization and Enforcement of Obligations.  QUEST (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of QUEST, and constitutes a legal, valid, binding obligation, enforceable against QUEST in accordance with its terms except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights generally.

3.3           No Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by QUEST in connection with this Agreement have been obtained.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HDC

HDC hereby represents and warrants to SPM and Quest as follows:

4.1           Corporate Existence and Power.  HDC (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carryon its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

4.2           Authorization and Enforcement of Obligations.  HDC (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of HDC, and constitutes a legal, valid, binding obligation, enforceable against HDC in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights.

4.3           No Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by HDC in connection with this Agreement have been obtained.

4.4           No Infringement.  Understanding that no Licensed Products exist or are currently under development as of the effective date of this Agreement, to the best of HDC’s knowledge, the Licensed Products contemplated under this Agreement would be, if made, used, sold or offered for sale, free from infringement of patents or any other intellectual property rights of others.  Should HDC receive notice of any Third Party claim of infringement, it shall immediately notify both SPM and QUEST in writing.

4.5           Prosecution of Patents.  Subject to Section 10.1, HDC shall undertake all commercially reasonable actions necessary for prosecution and maintenance of the Licensed Patents, including payment of maintenance, annuity, and renewal fees as required by the respective national patent offices that issued the patents, and payment of all attorney fees and costs for prosecution, maintenance, and grant of any pending patent applications.

4.6           Recordation.  HDC has obtained and recorded duly executed assignments of the Licensed Patents as necessary to perfect its rights and title therein, in accordance with governing law and regulations in each respective jurisdiction.

4.7           Noncontravention.  There are no existing agreements, commitments, proposals, offers, or rights with, to, or in any person to acquire any of the rights under the Licensed Technology that would prevent, alter, or hinder the performance of HDC’s obligations hereunder.

4.8           Licenses.  No licenses or other rights under the Licensed Technology have been granted or retained by HDC, or any Third Party, including but not limited to (any prior owners, or inventors as to the Field, except for the following: HDC has previously granted non-exclusive, non-sublicensable rights under the Licensed Patents to Pfizer, Inc. (“Pfizer”), Bruker Daltonics, Inc. (“Bruker”) and Vermillion, Inc. (“Vermillion”, f/k/a Ciphergen Biosystems).  After reasonable investigation, to the best of HDC’s knowledge none of Pfizer, Bruker or Vermillion is in the business of manufacturing or marketing Products in the Field utilizing the Licensed Technology.

4.9           Invalidity of Patents.  None of the Licensed Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and HDC is not aware of, nor has it received any notice or information of any kind from any source suggesting that any of the Licensed Patents may be invalid, unpatentable, or unenforceable.

4.10         Small Entity.  To the extent “small entity” fees were paid to the United States Patent and Trademark Office with respect to any Licensed Patent, the payor qualified as a “small entity” and at the time such payment was made, was entitled to pay “small entity” fees, and had not licensed rights in the Licensed Patent to an entity that did not qualify as a “small entity.”

4.11         Inequitable Conduct.  To the best of its knowledge, neither HDC nor its agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would support a declaration of unenforceability with respect to any of the Licensed Patents, whether in litigation or proceedings before the United States Patent and Trademark Office or any other national patent office.

4.12         Proceedings.  None of the Licensed Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or similar proceeding before the United States Patent and Trademark Office or other national patent office, and, to the best of HDC’s knowledge, no such proceedings are pending or threatened.

4.13         Claims.  To the best of HDC’s knowledge, there are no Third Party actions, claims, or proceedings threatened, pending, or in progress related to the Licensed Technology.

4.14         Notices.  Subject to notices listed in Exhibit C, HDC has not placed a Third Party on notice of actual or potential infringement of any of the Licensed Patents nor has it initiated any enforcement action with respect to any of the Licensed Patents apart from those listed in Exhibit C.

4.15         Conflicts with HDC License Agreement.  To the extent that any provision of this Agreement or the Development Agreement reasonably requires SPM to perform any act that conflicts with the rights granted, or the limitations thereof, under the HDC License Agreement, HDC agrees that SPM may perform such act without being deemed by HDC to be in violation of the HDC License Agreement.  HDC is not aware of any such conflicts as of the Effective Date.  Notwithstanding the foregoing, nothing in this Agreement or the Development Agreement shall be interpreted to expand the rights granted to SPM under the HDC License Agreement for any other purpose.

ARTICLE 5

GRANT OF LICENSES

5.1           License for Development and Validation.

(i)            Patent License.  Subject to the rights, obligations and restrictions set forth in the HDC License Agreement, SPM hereby grants to QUEST a co-exclusive (with SPM) sublicense to utilize the Licensed Patent Rights to the extent necessary to enable QUEST to perform its obligations to develop the Product(s) and perform the Validation Work under the Development Agreement (the “Development License”).  QUEST shall have no right to further sublicense such development rights and obligations except to its Affiliates so long as such Affiliate agrees to be bound by the terms hereof, provided that QUEST shall remain liable hereunder notwithstanding such further sublicense. HDC consents to said grant by SPM.

(ii)           Database Usage.  Subject to all of the rights, obligations and restrictions of SPM set forth in the Sponsored Research Agreement, QUEST shall have the right to use the Database to the extent permitted in the Development Agreement, and to perform Validation Work and testing after the development of Products as set forth in the Development Agreement.

(iii)          Third Party Development.  QUEST shall have the right but not the obligation to work with SPM on all new SPM projects with other Third Party institutions or entities in the Field, as specified in Sections 5.5 and 5.6 of the Development Agreement, any of which projects shall be covered by the license set forth in this Section 5.1, and the option to license under Section 5.2 below, provided that QUEST is otherwise in compliance with the terms of the Development Agreement.  Each of SPM, HDC and QUEST shall have the right to propose additional markers or platforms for inclusion in a Project or as an additional Project to the Steering Committee, which shall make a determination as to whether or not to recommend such new project.  If QUEST determines, in its sole discretion, that it does not wish to participate in a new SPM project with a Third Party, or a new Project that is recommended by the Steering Committee (collectively, “New Project Opportunity”), QUEST shall provide written notice of such determination to SPM and HDC within ninety (90) days of receipt of notice of the terms and conditions of such New Project Opportunity (the “Opt Out Notice.”)  Following receipt of an Opt Out Notice, SPM shall have the right to grant a similar license to that granted in Section 5.1(i) to such Third Party, but only to the extent necessary to permit such Third Party to carry out its development obligations with respect to such New Project Opportunity, and any Product Inventions arising out of such New Project Opportunity shall be subject to Section 10.3.9(b) below.

5.2           License for Commercial Use.

Subject to receipt of a Commercialization Notice submitted by QUEST in compliance with Section 5.3 of the Development Agreement, SPM hereby grants to QUEST, with HDC’s consent which consent is hereby granted, an exclusive license under the Licensed Patent Rights to make, have made, use, sell, offer for sale m:ld import of any and all Licensed Product(s) identified in a Commercialization Notice in the Territory for use within the Field for the period of exclusivity (the “Product License”).  Such license shall include the right to sublicense, provided that QUEST shall provide a copy of any such sublicense to SPM, and provided further that the financial terms shall be commercially reasonable and that such sublicense shall not contain any financial, terms or conditions which are “in-kind” or provide for exchange of value by the parties as consideration which is not in strictly monetary terms, or shall not operate in conjunction with other licenses or purchasing agreements with the same sublicensee such that compensation terms are negated under such sublicense.  For any sublicense which does not meet such requirement, such sublicense shall be subject to consent of SPM, which consent shall not be unreasonably withheld.  Any such Commercialization Notice so submitted shall be made part of this Agreement by appending it to Exhibit B hereto.  A separate Commercialization Notice shall be required for each Product to be licensed.  To the extent that SPM is entitled to do so under the HDC License Agreement, SPM hereby grants to QUEST a license, co-exclusive with HDC under any Licensed Patent Rights that (a) arise from SPM Improvements as defined in Section 10.3.2; and (b) are included in the Product License by operation of Section 10.3.6 (the “SPM Patent Rights”), to make, have made, use, sell, offer for sale and import of any and all Licensed Products in the Territory in the Field.  The Parties acknowledge that such exclusivity as set forth in this Section 5.2 remains subject to the pre-existing non-exclusive rights of Pfizer, and Bruker and Vermillion as set forth in Section 4.8 above.

(i)            The period of exclusivity shall continue (a) with respect to Licensed Products which are not IVD kits, until the FDA issues a clearance or approval of an IVD kit, and (b) with respect to Licensed Products which are IVD kits, until the fifth (5th) anniversary of such FDA clearance or approval, whether such IVD kits are manufactured by QUEST or by a sublicensee of QUEST, or by a sublicensee of SPM following loss of exclusivity for sublicensing manufacture pursuant to Section 6.8.1 below.  Following termination or expiration of the period of exclusivity, each Product License granted hereunder shall become non-exclusive for the remainder of the term of this Agreement.  For purposes of clarification, the period of exclusivity for IVD kits (subsection (b) above) shall continue after expiration of the period of exclusivity for non-IVD products (subsection (a) above), and shall continue to exclude sales of IVD kits for use by other entities for the full 5-year period of exclusivity.

5.3           Sale of IVD Kits to Third Parties.  QUEST shall negotiate in good faith to permit a sublicensed manufacturer to sell IVD kits to certain Third Parties upon approval from QUEST

ARTICLE 6

ROYALTIES AND FEES

6.1           Development License Fee.  In partial consideration for the Development License granted hereunder, within thirty (30) days of execution of this Agreement, QUEST shall separately pay to each of SPM and HDC an amount equal to Five Hundred Thousand. Dollars (US $500,000) (the “Development License Fee”).

6.2           License Maintenance Fees.  In partial consideration for maintenance of the license granted hereunder, QUEST shall pay to SPM an amount equal to Sixteen Thousand Two Hundred Fifty Dollars ($16,250) and to HDC an amount equal to Eight Thousand Seven Hundred Fifty Dollars ($8,750) for the first calendar year following First Commercial Sale.  For each calendar year thereafter during the Royalty Term of the Agreement, QUEST shall pay to SPM Thirty Two Thousand Five Hundred Dollars ($32,500) and to HDC Seventeen Thousand Five Hundred Dollars ($17,500).  Such maintenance fee shall be due and payable within thirty (30) days of the start of each calendar year of this Agreement following First Commercial Sale, and which amount shall be fully creditable towards royalties accruing over the course of the subsequent year.  Any amounts paid as maintenance fees but not credited against royalties accrued shall roll-over from year to year to cover additional royalties in subsequent years.

6.3           Product License Fee.  In partial consideration for all Product License(s) that have been determined by the Steering Committee to arise out of the first [two] Project Plans attached to the Development Agreement on the date of execution of this Agreement (the “Initial Program”) granted hereunder, QUEST shall pay separately to each of SPM and HDC an amount equal to One Hundred Twenty Five Thousand United States Dollars (US $125,000) within forty five (45) days of the later of publication of a study performed for the Validation Work showing statistically significant performance (“Study Publication”) or First Commercial Sale of a Product developed under such Project Plan (the “Product License Fee”).  The payment of said Product License Fee for all Product Licenses arising out of the first two Project Plans is based, upon an understanding by the Parties that the Product(s) developed under the second Project Plan will be an improvement of and/or will be based upon similar indications as the Product(s) developed under the first Project Plan

6.4           Royalties for Licensed Products.  In partial consideration for the Product License granted hereunder for each Licensed Product which is not an IVD kit, during the Royalty Term QUEST shall pay a royalty of eight percent (8%), which percentage shall be subject to Subsection 6.4.2 and Section 6.9 below, of Net Sales of each such non-IVD Licensed Product and shall distribute such royalties as follows:

6.4.1        Pursuant to Section 5.7(c) of the Sponsored Research Agreement a fee equal to one percent (1.0%) of the Net Sales (the “MD Anderson Fee”) is due to MD Anderson.  SPM shall be responsible for payment of the MD Anderson Fee.  Royalties shall be allocated to SPM and HDC according to the following equations (the “SPM-HDC Royalty Equations”): for R = royalty rate (percent), SPM will be paid [(R - 1) x 0.65 + 1]% of the Net Sales and HDC will be paid [(R -1 ) x 0.35]% of the Net Sales.  Thus, for the specified eight percent (8%) royalty rate, QUEST shall pay to SPV (or its assignee) running royalties equal to five and fifty-five one hundredths percent (5.55%) of Net Sales of each Licensed Product by QUEST or its Affiliates and shall separately pay to HDC running royalties equal to two and forty-five one-hundredths percent (2.45%) of Net Sales of each Licensed Product by QUEST or its Affiliates.  Such royalties shall be due and payable on a quarterly basis and shall be submitted by QUEST along with the report as specified in Section 7.1 below;

6.4.2        If QUEST determines within its commercially reasonable discretion that a Licensed Product does not provide a commercial advantage based on Objective Market Performance Criteria (defined below), then the royalty rate specified in Section 6.4.1 above shall be subject to revision downward by mutual agreement of the parties following good faith negotiations to take into account the following costs: lower reimbursement, higher test cost, lower gross margin, higher expenses to meet FDA requirements, unanticipated development and marketing costs, and so forth.  Such determination shall be made by the Steering Committee within sixty (60) days of the close of each calendar year for the preceding year’s royalties, and any amounts overpaid shall be refunded to QUEST within thirty (30) days of receipt of an invoice for such overpaid amounts.  Objective Market Performance Criteria include, but are not limited to, Sensitivity/Specificity, minimal grey zone percentage, Odd Ratio, and pathological complete response correlation, all as related to the Licensed Product’s intended clinical application.

6.4.3        In the event of a revision of the royalty rate, QUEST shall pay to SPM (or its assignee) and to HDC (or its assignee) the amounts determined by the respective SPM-HDC Royalty Equations as applied to the adjusted royalty rate for Net Sales of each Licensed Product by QUEST or its Affiliates.  SPM shall be responsible for payment of the MD Anderson Fee to MD Anderson.

6.4.4        Revenues derived from Licensed Products that are ND kits will be subject to Section 10.3.9(c) below if QUEST sublicenses the right to manufacture and distribute such IVD kits; provided however, that if QUEST itself manufactures and sells Licensed Products that are IVD kits, such Licensed Products will be subject to at separate commercially reasonable calculation of net sales to be mutually agreed upon by the parties at the time of such manufacture and attached as an addendum to this Agreement.

6.4.5        If a Third Party laboratory or kit manufacturer develops a test or kit that is based on public information prior to patent issuance of one or more claims under the Licensed Patent Rights, and such test or kit is substantially similar to a Licensed Product, the parties agree to reduce the applicable royalty rate to a nominal level during the period for which there is no issued patent under the Licensed Patent Rights with respect to such Licensed Product.

6.5           Royalties for MD Anderson Inventions.  In the event that QUEST desires to develop and/or commercialize any invention made by MD Anderson in conjunction with the Research Project, QUEST shall provide written notice of its desire to SPM who shall, upon receipt of such notice, exercise such option on terms mutually satisfactory to each of SPM, QUEST and MD Anderson; provided however, if the similar Product developed by QUEST for SPM exceeds the performance criteria of the MD Anderson-developed test, QUEST shall deliver a Commercialization Notice and license such Product under this Agreement.  QUEST agrees to pay to SPM in connection with such option an amount equal to the royalty percentage payable to MD Anderson plus an additional two percent (2%).  SPM agrees to use reasonable commercial efforts in their negotiations with MD Anderson to cap such total royalty at four percent (4%).

6.6           Study Fees.  After QUEST issues a Commercialization Notice for a product as set forth in the Development Agreement, in partial consideration for the Product License granted hereunder for such Product, QUEST shall reimburse SPM and HDC for costs incurred, respectively, by SPM and HDC, related to the Validation Work with respect to such Product.

6.7           No Further Licenses.  HDC and SPM each hereby agree that neither of them will license the Development Technology to any other Third Party for use in the Field so long as this Agreement is effective (except with respect to a developed Product which QUEST has declined to Commercialize or develop further).

6.8           Anti-Shelving.  In the event that Quest delivers a Commercialization Notice to SPM in accordance with the provisions of the Development Agreement, QUEST must use commercially reasonable efforts to Commercialize validated Licensed Products through a diligent marketing program, to develop, or subcontract for the development of, manufacturing capabilities, as needed, and to continue active, diligent marketing efforts for Licensed Products throughout the period of exclusivity set forth in Section 5.2 of this Agreement.

6.8.1        If QUEST has not made the First Commercial Sale of a Licensed Product that is not an IVD kit within: (a) three (3) months after the later of the date of publication of a validation study regarding a Licensed Product or CLIA validation and assay release by QUEST, or (b) if QUEST receives a notice from the U.S. Food & Drug Administration (“FDA”) that approval is required, ninety (90) days after FDA approval is received by QUEST, SPM shall have the right to terminate the exclusivity of the license with respect to such Licensed Product.  All other provisions of this Agreement shall remain in full force and effect at the time of such reversion to non-exclusivity with respect to the particular Product(s).  If QUEST has not sublicensed manufacture of a Licensed Product that is an IVD kit, and has not provided written notice to SPM that it intends to manufacture such IVD kits itself, and initiated negotiations regarding royalty terms for such IVD kits, within two (2) years of the First Commercial Sale of a Licensed Product that is not an IVD kit, and, with regard to QUEST’s manufacture of IVD kits, makes commercially reasonable efforts to manufacture thereafter, SPM shall have the right to terminate the exclusivity of QUEST’s license with respect to (i) the right to manufacture such IVD Licensed Products, and (ii) the right to sell, offer for sale, import and use such IVD Licensed Products in countries where Quest is not currently marketing a non-IVD product.  Such loss of exclusivity shall not extend to QUEST’s continuing right to exclusivity to perform, use and sell IVD Products as specified in Section 5.2(i) above.

6.9           Third Party Licenses.  If QUEST is required to obtain a license under any Third Party patents in order to Commercialize the Product(s) under the Development Agreement, fifty percent (50%) of any Third Party royalty payment or other liability for such license (a “Third Party Payment”) may be deducted from the royalty payments due SPM and HDC (if applicable) to leave an adjusted royalty rate for that specific Product, which royalty payment is to be distributed to SPM and HDC in the same manner as specified in Subsection 6.4.3 above; provided, however, that each of the Licensed Product royalties due from QUEST under this Agreement may not be reduced to an adjusted royalty rate of less than five percent (5%).  Notwithstanding the foregoing, for purposes of this Agreement, royalties paid to Third Parties for the use of Reverse Transcriptase Polymerase Chain Reaction Technology (“RT-PCR”) shall not be deducted from royalty payments due to SPM and HDC, however, royalties paid to Third Parties for the use of Third Party Improvements or products subject to Section 10.3.9(b) shall be so deducted.

ARTICLE 7

ROYALTY REPORTS AND ACCOUNTING

7.1           Reports, Exchange Rates.  During the term of this Agreement following the First Commercial Sale of a Product, QUEST shall furnish to each of SPM and HDC a quarterly written report showing in reasonably specific detail, (a) the gross sales of each Product sold by QUEST or its Affiliates during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of each Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; and (d) the date of the First Commercial Sale of each Product during the reporting period.  Reports shall be due on the forty-fifth (45th) day following the close of each reporting period.  QUEST shall keep and require its Affiliates to keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

7.2           Audits.

7.2.1        Upon the written request of SPM and/or HDC, QUEST shall permit an independent certified public accounting firm selected by the requestor and reasonably acceptable to QUEST, at the requestor’s expense, to have access during normal business hours to such of the records of QUEST as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request.

7.2.2        If such accounting firm concludes that additional royalties were owed during such period, QUEST shall pay the additional royalties within thirty (30) days of the date the requestor delivers to QUEST such accounting firm’s written report documenting the royalty underpayment.  The fees charged by such accounting firm shall be paid by the requestor; provided, however, if the audit discloses that the royalties payable by QUEST for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, and the difference between royalties payable and royalties paid is greater than Five Thousand Dollars ($5,000), then QUEST shall pay the reasonable fees and expenses charged by such accounting firm.

7.3           Confidential Financial Information.  SPM and HDC shall treat all financial information subject to review under this Article 6 as Confidential Information pursuant to Article 9 below, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 8

ARTICLE 8 PAYMENTS

8.1           Payment Terms. Royalties shown to have accrued by each royalty report rovided for under Article 7 of this Agreement shall be due and payable on the date such royalty report is due.  Payment of royalties in whole or in part may be made in advance of such due date.

8.2           Payment Method.  All payments by QUEST to either SPM or HDC under this Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such accounts as SPM and HDC, respectively, shall designate before such payment is due.

8.3           Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product sold, payments shall be made through such lawful means or methods as SPM and HDC, respectively, reasonably shall determine.

ARTICLE 9

CONFIDENTIALITY

9.1           Confidential Information.  Except as otherwise provided in Section 9.12 below, during the term of this Agreement, and for a period of ten (l0) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all information of the other Parties disclosed after the Effective Date by another Party and identified as, or acknowledged to be, confidential (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information to any Third Party except on a need-to-know basis to those of its own, and its Affiliates’, and assignees’, directors, officers, affiliates, employees, agents, consultants, clinical investigators and contractors, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement.  To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain written agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.  Each Party shall notify the other Parties promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information

9.2           Permitted Disclosures.  The confidentiality obligations contained in Section 9.1 of this Agreement shall not apply to the extent that (a) any receiving Party (the “Recipient”) is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product, provided in either case that the Recipient shall provide written notice thereof to the other Parties and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions or inaction of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by any other Party hereunder; or (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to any other Party.

9.2.1        The Parties acknowledge that HDC and QUEST each have certain time-critical reporting obligations by virtue of the respective status of each as a public corporation and agree to cooperate in preparation of a joint press release regarding the execution and general terms of this Development Agreement and the Quest License Agreement to be issued concurrently with the Form 8-K report that must be filed by HDC and QUEST within four (4) business days of the Effective Date.  Such press release will be subject to the corporate communications policies of both HDC and QUEST

9.3           Equitable Relief.  Each Party hereby acknowledges that, in the event of any breach or threatened breach of this Article 9 by the Recipient, the disclosing Party may suffer irreparable injury for which damages at law may not be an adequate remedy.  Accordingly, without prejudice to any other rights and remedies otherwise available to the disclosing Party, the disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, for any breach or threatened breach of this Article 9 by the Recipient, its Affiliates, or any of its or their employees, directors, officers, members, agents, or representatives.

9.4           Non-Use of Names; Confidentiality of Agreement.  No Party hereto shall make any public announcement, issue any press release or publish any study (collectively, all such communications, “Publication”) concerning the transactions contemplated herein, or make any Publication which includes the name of any other Party or any of its Affiliates, or otherwise use the name or names of any other Party or any of their employees or any adaptation, abbreviation or derivative of any of them, whether oral or written, related to the terms, conditions or subject matter of this Agreement, without the prior written permission of such other Party, except as may be required by (i) law or (ii) judicial order (and then only following consultation with any other Party).

9.5           Compliance with Laws; Reporting Obligation with Respect to Protected Health Information.  Each Party shall comply with all Applicable Laws.  “Applicable Laws” are the international, federal, state, and local laws, rules and regulations that relate to the conduct of the Parties’ business and the performance by the Parties of their respective obligations under this Agreement.  If a Party or its permitted representatives gain access to protected health information (“PHI”), as that term is defined under The Health Insurance Portability and Accountability Act of 1996, that is not required for performance of this Agreement, each Party shall immediately report to the other Parties any incidents of access to PHI or any incidents of use, reproduction or disclosure of PHI of which it or its Permitted Representatives become(s) aware.

ARTICLE 10

PATENTS

10.1         Patent Prosecution and Maintenance.  HDC is responsible for and shall have the right to control the preparation, filing, prosecution and maintenance of the Licensed Patent Rights, and shall be responsible for paying all costs thereof.  HDC shall provide QUEST and SPM with a copy of each patent application relating to the Development Technology available subject to this Section 10.1.  In the event that HDC is unable or unwilling to maintain any one or more of the Licensed Patent Rights relating to the Development Technology, QUEST may pay the fees for maintaining the indicated patents or patent applications within Licensed Patent Rights and deduct such payment from any amounts owed by QUEST to HDC under this License Agreement.  HDC shall notify SPM and QUEST before any Licensed Patent Rights relating to the Development Technology terminate with sufficient time to permit SPM and QUEST to take action to maintain the patent, if it so chooses.  SPM shall be responsible for and shall have the right to control the preparation, filing, prosecution and maintenance of the SPM Patent Rights, if any, and shall be responsible for paying all costs thereof.  SPM shall provide HDC and QUEST with a copy of each patent application covered by the SPM Patent Rights.  SPM shall not allow any of the SPM Patent Rights to be abandoned, discontinued or withdrawn without the prior written approval of HDC AND QUEST.

10.2         Enforcement of Patent Rights.  The HDC License Agreement provides that HDC, at its sole expense, has the right, but not the obligation, to enforce the Licensed Patent :Rights or otherwise abate the infringement thereof and to control any litigation or other enforcement action and shall consider, in good faith, the interests of QUEST in so doing.  SPM, at its sole expense, shall have the right, but not the obligation, to enforce the SPM Patent Rights or otherwise abate the infringement thereof and to control any litigation or other enforcement action and shall consider, in good faith, the interests of HDC and QUEST in so doing.  UEST shall cooperate with SPM and HDC in the planning and execution of any action to enforce the Licensed Patent Rights or SPM Patent Rights.  SPM or HDC, as applicable, shall not settle the suit in a manner that diminishes or affects the rights or interests of QUEST under this Agreement without the express written consent of QUEST.

10.3         Improvements.

10.3.1      QUEST shall disclose to SPM and HDC any and all Product Inventions made by or on behalf of QUEST as a result of activities engaged in pursuant to the terms of this Agreement and the Development Agreement.  QUEST shall disclose to SPM and HDC any and all QUEST Inventions made by or on behalf of QUEST as a result of activities engaged in pursuant to the terms of this Agreement.

10.3.2      SPM shall disclose to QUEST any and all Product Inventions made by or on behalf of SPM as a result of activities engaged in pursuant to the terms of this Agreement and the Development Agreement.

10.3.3      QUEST shall not publish or disclose Product Inventions to Third Parties or to the public through any communication including, but not limited to, academic publication or other exchanges of information without first providing SPM and HDC, as appropriate, with the opportunity to review the communication and to make arrm1gements for protecting such Product Inventions by patent or other appropriate means prior to disclosure.  Similarly, neither SPM nor HDC shall publish or disclose QUEST Inventions to Third Parties or to the public through any communication including, but not limited to, academic publication or other exchanges of information without first providing the QUEST with the opportunity to review the communication and to make arrangements for protecting such QUEST Inventions by patent or other appropriate means prior to disclosure.

10.3.4      To the extent permitted by the HDC License Agreement, all Product Inventions shall be owned by SPM, as long as such improvements do not incorporate Development Technology.  QUEST and HDC agree to provide any assistance and take such acts as are reasonably requested by SPM to enable SPM to obtain a letters patent for or respecting any Product Invention, to protect such patent right, to conduct further research and to publish.

10.3.5      All QUEST Inventions shall be owned by QUEST to the extent that such QUEST Inventions do not incorporate Development Technology or use any information or data contained in or resulting from the Database.  SPM and HDC shall provide any assistance and take such acts as are reasonably requested by QUEST to enable QUEST to obtain a letters patent for or respecting any QUEST Inventions as permitted hereunder, to protect such patent right, to conduct further research and to publish.

10.3.6      All Product Inventions and SPM Improvements shall automatically become subject to the license in Section 5.2 above and any patent rights therein shall be deemed to be SPM Patent Rights for the purposes of this Agreement, subject to the same rights and obligations applicable to the Licensed Patent Rights under the Agreement except where different terms and conditions with respect to such SPM Patent Rights are expressly provided herein.

10.3.7      All QUEST Inventions shall become subject to a grant-back from QUEST to SPM and HDC of a perpetual, non-exclusive, non-sublicensable, worldwide license to make, have made, use, perform, sell or offer for sale any QUEST Invention, subject to a commercially reasonable royalty to be negotiated in good faith by the Parties, or as more specifically provided in Section 10.3.9 below.

10.3.8      All improvements which are made jointly by the Parties involved in the development of the improvements and which are not based on the Database Information or Licensed Technology (“Joint Improvements”) shall be jointly owned and the Parties shall have the right to practice the Joint Improvements to the extent permitted in this Section 10.3.8.  No Party shall grant any license of the Joint Improvements to any Third Party in the Territory within the Field.  If any of the Parties hereto grants any license to a Third Party under the Joint Improvements outside of the Field and/or outside the Territory, the Party granting such a license shall pay, or require such Third Party to pay directly, to the other joint owner(s) a commercially reasonable royalty to be negotiated in good faith by the Parties, or as more specifically provided in Section 10.3.9 below.

10.3.9      Commercialization by Third Parties.

(a)           For any Product(s) for which QUEST issues a Refusal Notice or fails to issue a Commercialization Notice and take a license hereunder, SPM shall have the right to grant licensees to Third Parties to make, have made, use, sell, or offer to sell such Product(s); provided, however, that SPM shall pay to QUEST a running royalty equal to one third (1/3) of royalties it receives from such Third Party sales after deduction of the MD Anderson Fee as set forth in Section 6.4.1, plus one third (1/3) of any milestone or upfront payments it receives from such Third Party.  Royalties payable to QUEST shall be calculated as follows: for SR = royalty rate (in percent) received by SPM from such Third Party sales, SPM shall pay to QUEST [(SR -1) x 0.33]% of the Third Party sales.

(i)            Of the remaining two-thirds (2/3), SPM shall pay to HDC fifty percent (50%) of any milestone or upfront payments received from the Third Party and thirty-five percent (35%) of the royalties, to be calculated as [(SR -1) x 0.2345]% of the Third party sales.  SPM shall retain [((SR -1) x 0.4355) +1]% of the Third Party sales, from which it will pay the MD Anderson Fee to MD Anderson.

(b)           If, after issuance of a Commercialization Notice, QUEST declines: to make improvements or to further develop Products that have been recommended by the Steering Committee, SPM shall have the right to grant license(s) to Third Parties to use the Development Technology and Product Inventions solely to the extent necessary to make or develop such improvements (“Third Party Improvements”); provided, however, that SPM and QUEST shall enter into an agreement with respect to licensing whereby SPM shall agree to pay to QUEST a running royalty on a Product arising from the Third Party Improvements.  Such royalty shall be determined by good faith negotiation of the parties, and shall be reasonable and proportionate under the circumstances, including without limitation, taking into consideration the status and development of the Product, the amount expended to date by QUEST on such development, and the amount of development still required prior to Commercialization of such Third Party Improvements.

(c)           For any Licensed Product (whether an IVD kit or not) that QUEST sublicenses to a Third Party to make, have made, use, sell or offer for sale such Licensed Product, QUEST shall pay to SPM royalties equal to one percent (1%) of the royalty irate, QR, (percent) applied to such Third Party sales received by QUEST from such Third Party.  In addition, from the amount remaining after subtraction of the MD Anderson Fee ((QR -1)% of the Third Party sales), QUEST shall pay to SPM and HDC a combined running royalty equal to two-thirds (2/3), i.e., [0.67 x (QR - 1)]% of such Third Party sales, to be distributed as set forth in Paragraph 10.3.9(c)(i) below, so that QUEST keeps at least one third (1/3) of royalties it receives from such Third Party, i.e., [0.33 x (QR - 1)].  QUEST’s one-third portion may be adjusted upwards by mutual agreement of the parties in the event of significant contributions by QUEST such as marketing, regulatory compliance and manufacturing expenses.  QUEST shall also pay to SPM and HDC two-thirds (2/3) of any milestone or upfront payments it receives from such Third Party so that QUEST keeps at least one-third (1/3) of such milestone or upfront payments.

(i)            Of the two-thirds (2/3) (less mutually agreeable adjustments, if any) of the payments received by QUEST from such Third Party after deducting the MD Anderson Fee, royalties, milestone and/or upfront payments specified above, QUEST shall pay: (a) to each of SPM and HDC, fifty percent (50%) of any milestone or upfront payments received from the Third Party; and (b) to SPM (or its assignee) and to HDC (or its assignee), sixty-five percent (65%) and thirty-five percent (35%), respectively, of the royalties received.  Accordingly, the royalties payable by QUEST under this section shall be calculated as, for SPM, [((QR -1) x 0.4355) +1]% of the Third Party sales, which includes the MD Anderson Fee, and for HDC, [(QR -1) x 0.2345]% of the Third Party sales.  SPM shall be responsible for payment of the MD Anderson Fee to MD Anderson.

ARTICLE 11

TERMINATION

11.1         Expiration.  Subject to the provisions of Sections 11.2 and 11.3 of this Agreement, this Agreement shall expire on the termination of QUEST’s obligation to pay royalties to SPM and HDC under Article 6 of this Agreement for any Licensed Products arising out of the Development Agreement, or any party’s obligation to share revenues under Section 10.3.9 above.

11.2         Termination by QUEST.  QUEST may terminate this Agreement, in full or in part with respect to any particular Licensed Product, in its sole discretion, upon ninety (90) days prior written notice to SPM and HDC.

11.3         Termination for Cause.  Except as provided in Article 13 of this Agreement, a Party may terminate this Agreement upon or after the breach of any material provision of this Agreement by any other Party if the Party alleged to be in breach has not cured such breach within sixty (60) days after written notice thereof by the non-breaching Party.  If this Agreement is terminated for cause by QUEST prior to issuance of a license for commercial use under Section 5.2 for any Licensed Products hereunder, then a pro-rata portion of the Development License Fee paid pursuant to Section 6.1 shall be refunded to QUEST, to be determined as follows: the amount shall equal the full amount of the Development Fee (One Million Dollars ($1,000,000) multiplied by a fraction, the numerator of which is the number of months from the date of such termination until the eighteen-month anniversary of the Effective Date and the denominator of which is eighteen (18).

11.4         Effect of Expiration or Termination.  Upon the expiration or termination of this Agreement (for any reason), (i) QUEST shall immediately transfer and deliver to SPM and HDC all work papers, data, and all information regarding all work performed hereunder, (ii) QUEST shall have no further rights to the Development Technology, to develop Product(s), any rights to Commercialize a Product, or any rights to continue to have any rights to the Development License or use and sale of Product(s) hereunder.  All such rights shall be transferred back to SPM or HDC, as appropriate, at no cost.  Termination of this Agreement shall result in the automatic termination of the Development Agreement.

The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Articles 9, 12, 14, and 15 and this Section 11.4 shall survive the expiration or termination of this Agreement.

ARTICLE 12

INDEMNIFICATION AND INSURANCE

12.1         Indemnification.  QUEST shall indemnify and hold SPM and HDC harmless] from all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and costs) incurred by SPM and HDC as a result of any Third Party claim, demand, action or other proceeding arising directly out of the use or sale of any Product by QUEST or its Affiliates, or their respective distributors, customers or end-users. SPM shall indemnify and hold QUEST harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred by QUEST as a result of any Third Party claim, demand, action or other proceeding related to breach by SPM of the warranties set forth in Sections 2.4 or 2.5, or any legal action filed in a Federal District Court based upon the allegation that QUEST’s use of the Development Technology infringes upon such Third Party’s intellectual property rights. If any Party proposes to seek indemnification from another Party under the provisions of this Section it shall notify the indemnifying Party in writing within thirty (30) days of receipt of notice of any such claim or suit. The indemnifying Party shall have the right but not the obligation to participate in the defense of such claim, and the Parties shall mutually agree upon counsel and monetary settlement terms with respect to any such claim.

12.2         Insurance. QUEST shall maintain liability insurance, or self-insurance, including product liability insurance with respect to the research, development, manufacture and sales of Products by QUEST in such amount as QUEST customarily maintains with respect to the research, development, manufacture and sales of its other products. QUEST shall maintain such Insurance (or self-insurance) for so long as it continues to manufacture or sell any Products, and hereafter for so long as QUEST maintains insurance (or self-insurance) for itself covering the research, development, manufacture or sales of its other products.

ARTICLE 13

FORCE MAJEURE

No Party shall be held liable or responsible to the other Parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of terror, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party.

ARTICLE 14

LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA OR USE, INCURRED BY ANY PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF ANOTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY’S LIABILITY FOR DAMAGES HERE]UNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID (OR PAYABLE) BY QUEST UNDER THIS AGREEMENT.

ARTICLE 15

MISCELLANEOUS

15.1         Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to any other Party shall be in writing, delivered by any lawful means, and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to SPM:

Smart Personalized Medicine
203 NE Front Street, Suite 101
Milford, Kent County, Delaware 19963

with a copy to:

Richard Caruso Ph.D.
795 East Lancaster Ave.
Suite 200
Villanova, Pa. 19085

If to HDC:

Health Discovery Corporation
2 East Bryan Street, Suite 601
Savannah, GA 31401
Attn: R. Scott Tobin, President and General Counsel

with a copy to:

Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101
Attn: Eleanor M. Musick, Esq.

If to QUEST:

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, New Jersey 09740
Attn: General Counsel

with a copy to:

Quest Diagnostics, Incorporated
33608 Ortega Highway
San Juan Capistrano, California 92675
Attn: Chief Intellectual Property Counsel

15.2         Governing Law. This Agreement shall be governed by and construed in accordance with tbe laws of the State of Delaware, without regard to the conflicts of law principles thereof.

15.3         Assignment. No Party shall assign its rights or obligations under tins Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that any Party may assign its rights to the successor to all or substantially all of its assets or business to which this Agreement relates. Any purported assignment in violation of this Section 15.3 shall be void.

15.4         Waivers and Amendments. No change, modification, extension, termination or waiver of tins Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

15.5         Entire Agreement. This Agreement, together with its exhibits and the agreements incorporated herein by reference embody the entire understanding between the Parties and supersede any prior understanding and agreements between and among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the Parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

15.6         Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of tins Agreement in any other jurisdiction.

15.7         Waiver. The waiver by any Party hereto of any right hereunder or the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by any other Party whether of a similar nature or otherwise.

15.8         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.9         Relationship of Parties. Nothing in this Agreement or in the course of business between SPM, HDC and QUEST shall make or constitute either Party a partner, employee or agent of the other and the relationship between the Parties is not a partnership, joint venture or agency. No Party shall have any right or authority to commit or legally bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.

15.10       Mediation. In the event that a dispute arises between any of the Parties hereto, the affected Parties shall first discuss and negotiate any dispute that arises under this Agreement with a view toward settlement and disposition thereof. Contractual disputes that cannot be resolved by the Parties shall be submitted to mediation in Wilmington, Delaware. In the event that the Parties to the dispute are not able to resolve their dispute within ninety (90) days after the submission of such dispute to mediation, such Parties hereby consent to the exclusive jurisdiction of the courts of the State of Delaware for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should the chosen court of the State of Delaware for any reason lack jurisdiction, any court with jurisdiction shall enforce this provision and enter judgment on any award. The mediation proceedings, together with all discoveries made pursuant thereto and statements or documents exchanged by the Parties to the dispute in connection therewith, shall be kept confidential and shall only be used by such Parties in connection with the mediation proceedings. All costs of mediation shall be evenly divided between the Parties to the mediation, exclusive of each Party’s legal fees, each of which shall be borne by the Party that incurs them.

15.11       No Third Party Beneficiaries. No provisions of the Agreement, express or implied, create, and shall not be construed as creating, any rights enforceable by any person or entity not a party to the Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of first set forth above.

SPM:

Smart Personalized Medicine, LLC

By:	Richard Caruso

Title:	Chief Executive Officer

HDC:

Health Discovery Corporation

By:	Stephen D. Barnhill, M.D.

Title:	Chief Executive Officer

QUEST:

Quest Diagnostics Incorporated

By:	Nick Conti

Title:	Vice President

EXHIBIT A

Licensed Patent Rights

Patent/Application No.	Title
U.S. Patent No. 6,128,608	Enhancing Knowledge Discovery Using Multiple Support Vector Machines
U.S. Patent No. 6,157,921	Enhancing Knowledge Discovery Using Support Vector Machines in a Distributed Network Environment
U.S. Patent No. 6,427,141	Enhancing Knowledge Discovery Using Multiple Support Vector Machines.
U.S. Patent No. 6,658,395	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
U.S. Patent No. 6,714,925	System for Identifying Patterns in Biological Data Using a Distributed Network.
U.S. Patent No. 6,760,715	Enhancing Biological Knowledge Discovery Using Multiple Support Vector Machines.
U.S. Patent No. 6,789,069	Method of Identifying Patterns in Biological Systems and Method of Uses.
U.S. Patent No. 6,882,990	Method of Identifying Biological Patterns Using Multiple Data Sets.
U.S. Patent No. 6,944,602	Spectral Kernels for Learning Machines
U.S. Patent No. 6,996,542	Computer-Aided Image Analysis
U.S. Patent No. 7,117,188	Methods of Identifying Patterns in Biological Systems and Uses Thereof
U.S. Patent No. 7,299,213	Method of Using Kernel Alignment to Extract Significant Features from a Large Dataset
U.S. Patent No. 7,318,051	Methods for Feature Selection in a Learning Machine
U.S. Patent No. 7,353,215	Kernels and Methods for Selecting Kernels for Use in a Learning Machine
U.S. Patent No. 7,383,237	Computer-Aided Image Analysis
U.S. Patent No. 7,444,308	Data Mining Platform for Bioinformatics and Other Knowledge Discovery
U.S. Patent No. 7,475,048	Pre-Processed Feature Ranking for a Support Vector Machine
U.S. Patent No. 7,542,947	Data Mining Platform for Bioinformatics and Other Knowledge Discovery
U.S. Patent No. 7,542,959	Feature Selection Using Support Vector Machine Classifier

Patent/Application No.	Title
U.S. Patent No. 7,617,163	Kernels and Kernel Methods for Spectral Data
U.S. Patent No. 7,624,074	Methods for Feature Selection in a Learning Machine
Australian Patent No. 764897	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines.
Indian Patent No. 212978	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
South African Patent No. 00/7122	Pre-processing and Post-processing for Enhancing Knowledge Discovery Using Support Vector Machines.
Australian Patent No. 780050	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
Chinese Patent No. ZL00808062.3	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
European Patent No. 1192595	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
German Patent No. DE60024452.0-08	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
Indian Patent No. 223409	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Israeli Patent No. 146705	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Norwegian Patent No. 319,838	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines.
South Korean Patent No. 724104	Enhancing Knowledge Discovery from Data Sets Using Multiple Support Vector Machines
Australian Patent No. 779635	Method of Identifying Patterns in Biological Systems and Method of Uses
Australian Patent No. 2002243783	Computer Aided Image Analysis
European Patent No. 1356421	Computer Aided Image Analysis
Japanese Patent No. 3947109	Computer Aided Image Analysis
Australian Patent No. 2002253879	Methods of Identifying Patterns in Biological Systems and Uses Thereof

Patent/Application No.	Title
Japanese Patent No. 4138486	Methods of Identifying Patterns in Biological Systems and Uses Thereof
Canadian Application No. 2,330,878	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
European Publication No. 1082646	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Hang Kong Application No. 011065063	Pre-Processing and Post-Processing for Enhancing Knowledge Discovery Using Support Vector Machines
Canadian Application No. 2,371,240	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Japanese Application No. 2000-620577	Enhancing Knowledge Discovery from Multiple Data Sets Using Multiple Support Vector Machines
Canadian Application No. 2,388,595	Method of Identifying Patterns in Biological Systems and Method of Uses
European Publication No. 1236173	Method of Identifying Patterns in Biological Systems and Method of Uses
Japanese Application No. 2001-534088	Method of Identifying Patterns in Biological Systems and Methods of Uses
U.S. Patent Publication No. 2005/0165556	Colon Cancer-Specific Markers
U.S. Application No. 11/926,129	System for Providing Data Analysis Services Using a Support Vector Machine for Processing Data Received from a Remote Source
European Publication No. 1828917	Biomarkers for Screening, Predicting, and Monitoring Prostate Disease
Canadian Application No. 2,435,254	Methods of Identifying Patterns in Biological Systems and Uses Thereof
European Publication No. 1459235	Methods of Identifying Patterns in Biological Systems and Uses Thereof
U.S. Patent Publication No. 2008/0301070	Kernels and Methods for Selecting Kernels for Use in a Learning Machine
Canadian Application No. 2,435,290	Computer Aided Image Analysis
U.S. Patent Publication No. 2005/0071140	Model Selection for Cluster Data Analysis
U.S. Patent Publication No. 2008/0140592	Model Selection for Cluster Data Analysis
U.S. Patent Publication No. 2008/0097938	Data Mining Platform for Knowledge Discovery from Heterogeneous Data Types and/or Heterogeneous Data Sources
U.S. Patent Publication No. 2008/0097940	Kernels and Kernel Methods for Spectral Data

Patent/Application No.	Title
U.S. Patent Publication No. 2008/0233576	Method for Feature Selection in a Support Vector Machine Using Feature Ranking
European Publication No. 1449108	Pre-Processed Feature Ranking for a Support Vector Machine
U.S. Application No. 12/367,541	Method and System for Analysis of Flow Cytometry Data Using Support Vector Machines
WIPO Application No. PCT/US09/33504	Method and System for Analysis of Flow Cytometry Data Using Support Vector Machines